Exhibit 10.01

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT is entered into this April 8, 2015 as of April 1, 2015, by and between ENSERVCO CORPORATION, a Delaware corporation, (the “Company”), and AUSTIN PEITZ (“Peitz”), collectively referred to as the “Parties.”

WITNESSETH

WHEREAS, the Company entered into an employment agreement with Peitz in August 2010 and amended in May 2013 and again June 2014 (effective July 1, 2014) (the “Agreement”).

WHEREAS, the Board of Directors by consent dated April 8, 2015, further amended certain terms of the Agreement and the Parties wish to memorialize those amendments as set forth herein.

NOW, THEREFORE, in consideration of the conditions and covenants set forth, it is agreed that the Agreement be and hereby is amended, effective as of April 1, 2015, so that:

A. Section 3, Paragraph a (“Base Salary”) reads as follows:

Base Salary. The Company will pay Executive during the Term an annual base salary in the amount of $150,000 (“Base Salary” as of April 1, 2015) subject to such further modification as the Chief Executive Officer, in consultation with the Board of Directors, determines appropriate.

B. Section 3, Paragraph b (“Bonus”) reads as follows:

(i)	Quarterly Bonus. Executive will be eligible each quarter to receive a bonus of $30,000 in addition to the Executive’s Base Salary, which will be awarded based on the Executive meeting the following pre-established goals:
a.	Meet the total of gross profit dollars budgeted for the Company’s yard locations on an aggregate basis for the quarter as such gross profit was budgeted in the projections provided to PNC Bank, National Association, the Company’ senior secured lender, for each of the last three quarters of 2015. The actual results will be adjusted for any items of significance that in the Company’s Chief Executive Officer’s and Chief Financial Officer’s opinion were beyond the control of the Executive and/or the field management and staff.
b.	Maintain downward trend in safety scores.
c.	Broaden the Company’s marketing efforts.
d.	Successfully establish Heat Waves Hot Oil Service LLC’s operations in Texas.

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(ii)	Partial Quarterly Bonus. If the aggregate gross profit dollars for the Company’s yard locations are less than the amount budgeted, or if any of the other metrics described in paragraphs (i)(b), (i)(c), or (i)(d), above, are not clearly met, the Chief Executive Officer will, in consultation with the Chief Financial Officer, determine the portion of the quarterly bonus to be paid to the Executive.
(iii)	Payment of Quarterly Bonus. Such bonus for any quarter, if any, will be paid during the 45-day period beginning the last day of the quarter for which the bonus was earned.
(iv)	Discretionary Bonus. Executive will also be eligible each year for a discretionary bonus in addition to Executive’s Base Salary and Quarterly Bonus, which will be awarded in such amounts as the Company’s board of directors will determine and based upon Executive’s individual performance and the Company’s financial performance; provided, however, that with the approval of the Company’s board of directors, the Company may establish a formula-based bonus for Executive calculated from Company’s financial performance. Such bonus for any year, if any, will be paid during the 90-day period beginning February 1 of the year immediately after the year for which the bonus was earned.

C. Except as specifically amended hereby the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as stated above.

ENSERVCO CORPORATION

By: /s/ Rick D. Kasch
Rick D. Kasch, Chief Executive Officer and President

Date: April 8, 2015

EXECUTIVE

By: /s/ Austin Peitz
Austin Peitz

Date: April 9, 2015

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